UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Commercial Vehicle Group, Inc.

(Name of Registrant as Specified In Its Charter)

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COMMERCIAL VEHICLE GROUP, INC.
7800 Walton Parkway
New Albany, Ohio 43054
Telephone: (614) 289-5360

April 2, 2010

Dear Stockholder:

You are cordially invited to attend our 2010 Annual Meeting of Stockholders, which will be held on Thursday, May 13, 2010, at 1:00 p.m. (Eastern Time) at the Company’s headquarters located at 7800 Walton Parkway, New Albany, OH 43054. With this letter, we have enclosed a copy of our 2009 Annual Report on Form 10-K, notice of annual meeting of stockholders, proxy statement and proxy card. These materials provide further information concerning the annual meeting. If you would like another copy of the 2009 Annual Report, please contact Chad M. Utrup, Chief Financial Officer, and one will be mailed to you.

At this year’s annual meeting, the agenda includes the election of certain directors and a proposal to ratify the appointment of our independent registered public accounting firm. The Board of Directors recommends that you vote FOR election of the slate of nominees for directors and FOR ratification of appointment of the independent registered public accounting firm. We will also report on current business conditions and our recent developments. Members of the Board of Directors and our executive officers will be present to discuss the affairs of the Company and to answer any questions you may have.

It is important that your shares be represented and voted at the annual meeting, regardless of the size of your holdings. Accordingly, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope to ensure your shares will be represented. If you do attend the annual meeting, you may, of course, withdraw your proxy should you wish to vote in person.

We look forward to seeing you at the annual meeting.

Sincerely,

Mervin Dunn
President and Chief Executive Officer

COMMERCIAL VEHICLE GROUP, INC.
7800 Walton Parkway
New Albany, Ohio 43054
Telephone: (614) 289-5360

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 13, 2010
1:00 p.m. Eastern Time

The 2010 Annual Meeting of Stockholders of Commercial Vehicle Group, Inc. will be held on Thursday, May 13, 2010, at 1:00 p.m. (Eastern Time), at the Company’s headquarters located at 7800 Walton Parkway, New Albany, OH 43054.

The annual meeting is being held for the following purposes:

1.	To elect three Class III Directors named in the proxy statement to serve until the annual meeting of stockholders in 2013 and until their successors are duly elected and qualified or until their earlier removal or resignation (the Board of Directors recommends a vote FOR the nominees named in the attached proxy statement proposal);

2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Commercial Vehicle Group, Inc. for the fiscal year ending December 31, 2010 (the Board of Directors recommends a vote FOR this proposal); and

3.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

These items are fully discussed in the following pages, which are made part of this notice. Only stockholders of record at the close of business on March 17, 2010, will be entitled to vote at the annual meeting.

Enclosed with this Notice of Annual Meeting of Stockholders is a proxy statement, related proxy card with a return envelope and our 2009 Annual Report on Form 10-K. The 2009 Annual Report on Form 10-K contains financial and other information that is not incorporated into the proxy statement and is not deemed to be a part of the proxy soliciting material.

By Order of the Board of Directors

Chad M. Utrup
Chief Financial Officer

April 2, 2010

Even if you expect to attend the Annual Meeting, please promptly complete, sign, date and mail the enclosed proxy card. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the united states. Stockholders who attend the annual meeting may revoke their proxies and vote in person if they so desire.

COMMERCIAL VEHICLE GROUP, INC.

QUESTIONS AND ANSWERS ABOUT VOTING

Q:	Why did you send me this proxy statement?

A:	This proxy statement is being sent to you because our Board of Directors is soliciting your proxy to vote at the 2010 Annual Meeting of Stockholders. This proxy statement includes information required to be disclosed to you in connection with our solicitation of proxies in connection with the annual meeting. Stockholders of record as of the close of business on March 17, 2010 are entitled to vote. This proxy statement and the related proxy card are first being sent on or about April 2, 2010 to those persons who are entitled to vote at the annual meeting.

Q:	How many votes do I have?

A:	Each share of our common stock that you own entitles you to one vote.

Q:	How do I vote?

A:	You can vote on matters presented at the annual meeting in three ways:

You can vote by filling out, signing and dating your proxy card and returning it in the enclosed envelope, OR

You can vote over the internet or by telephone, OR

You can attend the annual meeting and vote in person.

Q:	How do I vote by proxy?

A:	If you properly fill out your proxy card and send it to us in time to vote, your shares will be voted as you have directed. If you do not specify a choice on your proxy card, the shares represented by your proxy card will be voted for the election of all nominees named in this proxy statement and for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2010 fiscal year.

Whether or not you plan to attend the annual meeting, we urge you to complete, sign, date and return your proxy card in the enclosed envelope. Returning the proxy card will not affect your right to attend the annual meeting and vote in person.

Q:	How do I vote in person?

A:	If you attend the annual meeting, we will give you a ballot when you arrive.

Q:	Who can attend the meeting?

A:	All stockholders as of the record date, or their duly appointed proxies, may attend the meeting upon presentation of proper identification. Registration and seating will begin at 12:30 p.m., Eastern Time. Cameras, recording devices and other electronic devices will not be permitted at the meeting. You may obtain directions to the meeting place by calling our corporate offices at (614) 289-5360.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your voting instruction card or a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding instructions to vote your shares.

Q:	Can I change my vote or revoke my proxy after I have mailed my proxy card?

A:	You can change your vote at any time before your proxy is voted at the annual meeting. You can do this in one of three ways. First, you can send a written notice to the Chief Financial Officer at our headquarters stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the annual meeting and vote in person. Simply attending a meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions you received from your broker to change your vote.

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Q:	Will there be any matters voted upon at the annual meeting other than those specified in the Notice of Annual Meeting?

A:	Our Board of Directors does not know of any matters other than those discussed in this proxy statement that will be presented at the annual meeting. If other matters are properly brought before the meeting and we do not have notice of these matters within a reasonable time prior to the annual meeting, all proxies will be voted in accordance with the recommendations of our Board of Directors.

Q:	How are votes counted?

A:	Stockholders of record of our common stock as of the close of business on March 17, 2010 are entitled to vote at the annual meeting. As of March 17, 2010, there were 23,882,165 shares of common stock outstanding. The presence in person or by proxy of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business. Each share of common stock is entitled to one vote on each matter to come before the annual meeting.

Under Delaware law, if you have returned a valid proxy or attend the meeting in person, but abstain from voting, your stock will nevertheless be treated as present and entitled to vote. Your stock, therefore, will be counted in determining the existence of a quorum and, even though you have abstained from voting, will have the effect of a vote against any matter requiring the affirmative vote of a majority of the shares present and entitled to vote at the annual meeting, such as the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2010 fiscal year.

Under Delaware law, “broker non-votes” are also counted for purposes of determining whether a quorum is present, but are not counted in determining whether a matter requiring a majority of the shares present and entitled to vote has been approved or whether a plurality of the vote of the shares present and entitled to vote has been cast.

Q:	How are proxies being solicited and who pays for the solicitation of proxies?

A:	Initially, we will solicit proxies by mail. Our directors, officers and employees may also solicit proxies in person or by telephone without additional compensation. We will pay all expenses of solicitation of proxies.

Q:	Can I access this proxy statement and CVG’s 2009 Annual Report on Form 10-K electronically?

A:	The proxy statement and our Annual Report on Form 10-K are available on our website at www.cvgrp.com/proxy.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, MAY 13, 2010
This proxy statement and our 2009 Annual Report are available at www.cvgrp.com/proxy.

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PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Commercial Vehicle Group, Inc., a Delaware corporation (“CVG”), of proxies for use in voting at the Annual Meeting of Stockholders scheduled to be held on May 13, 2010 and at any postponement or adjournment thereof. This Proxy Statement and the related proxy card are being mailed to holders of our common stock, commencing on or about April 2, 2010. References in this Proxy Statement to “Company,” “we,” “our,” or “us” refer to CVG, unless otherwise noted.

Voting and Revocability of Proxies

When proxies are properly dated, executed and returned, the shares they represent will be voted as directed by the stockholder on all matters properly coming before the annual meeting.

Where specific choices are not indicated on a valid proxy, the shares represented by such proxies received will be voted:

1.	FOR the nominees for directors named in this Proxy Statement; and

2.	FOR the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for 2010 in accordance with the best judgment of the persons named in the enclosed proxy, or their substitutes.

In addition, if other matters come before the annual meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

Returning your completed proxy will not prevent you from voting in person at the annual meeting should you be present and desire to do so. In addition, the proxy may be revoked at any time prior to its exercise either by giving written notice to our Chief Financial Officer prior to the annual meeting or by submission of a later-dated proxy.

At the annual meeting, inspectors of election shall determine the presence of a quorum and shall tabulate the results of the stockholders’ voting. The presence of a quorum is required to transact the business proposed to be transacted at the annual meeting. The presence in person or by proxy of holders of a majority of the outstanding shares of common stock entitled to vote will constitute the necessary quorum for any business to be transacted at the annual meeting. In accordance with the General Corporation Law of the State of Delaware (the “DGCL”), properly executed proxies marked “abstain” as well as proxies held in street name by brokers that are not voted on all proposals to come before the annual meeting (“broker non-votes”), will be considered “present” for the purposes of determining whether a quorum has been achieved at the annual meeting.

The three nominees for director receiving the greatest number of votes cast at the annual meeting in person or by proxy shall be elected. Consequently, any shares of common stock present in person or by proxy at the annual meeting but not voted for any reason have no impact in the election of directors, except to the extent that the failure to vote for an individual may result in another individual receiving a larger number of votes. Stockholders have no right to cumulative voting as to any matter, including the election of directors. All other matters to be considered at the annual meeting require the favorable vote of a majority of the shares entitled to vote at the meeting either in person or by proxy. If any proposal at the annual meeting must receive a specific percentage of favorable votes for approval, abstentions in respect of such proposal are treated as present and entitled to vote under the DGCL and, therefore, have the effect of a vote against such proposal. “Broker non-votes” in respect of any proposal are not counted for purposes of determining whether such proposal has received the requisite approval under the DGCL.

Record Date and Share Ownership

Only stockholders of record of the common stock on our books at the close of business on March 17, 2010 will be entitled to vote at the annual meeting. On that date, we had 23,882,165 shares of common stock outstanding. A list of our stockholders will be open to the examination of any stockholders, for any purpose germane to the meeting, at our headquarters for a period of ten (10) days prior to the meeting. Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

The Board currently consists of eight directors and is divided into three classes and the term of each class expires in a different year. At the annual meeting, three directors are to be elected as members of Class III to serve until the annual meeting in 2013 and until their successors are elected and qualified or until their earlier removal or resignation. The Board has nominated three nominees set forth below, each of whom has agreed to serve as a director if elected and each of whom has been nominated by the Nominating and Corporate Governance Committee. Each nominee currently serves as a director of CVG. In the event any nominee is unable or unwilling to serve as a director at the time of the annual meeting (which events are not anticipated), the persons named on the enclosed proxy card may substitute another person as a nominee or may add or reduce the number of nominees to such extent as they shall deem advisable.

Subject to rights of holders of any series of preferred stock to fill newly created directorships or vacancies, any newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board resulting from death, resignation, disqualification or removal for cause shall be filled by the Board provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director.

Information regarding our director nominees and our directors not subject to reelection at the annual meeting is set forth below:

Name	Age	Position

Richard A. Snell(1)(4)	68	Chairman and Director
Mervin Dunn	56	President, Chief Executive Officer and Director
Scott C. Arves(1)(2)(4)	53	Director
David R. Bovee(2)(4)	60	Director
Robert C. Griffin(2)(3)(4)	62	Director
S.A. Johnson(1)(3)(4)	69	Director
John W. Kessler(1)(3)(4)	74	Director
Scott D. Rued(4)	53	Director

(1)	Member of the Compensation Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

(4)	Independent Director as defined in Rule 5605(a)(2) of the NASDAQ marketplace rules.

There are no family relationships between or among any of our directors or executive officers. Stock ownership information is shown under the heading “Security Ownership of Certain Beneficial Owners and Management” and is based upon information furnished by the respective individuals.

Our directors draw on their leadership experience from a wide variety of industries and their expertise in manufacturing, operations, financial and compliance matters, to serve our company and our stockholders. The directors also serve as counselors and critics to management.

Class III Directors — Director Nominees

Scott C. Arves has served as a Director since July 2005. Since January 2007, Mr. Arves has served as President and Chief Executive Officer of Transport America, a truckload, intermodal and logistics provider. Prior to joining Transport America, Mr. Arves was President of Transportation for Schneider National, Inc., a provider of transportation, logistics and related services, from May 2000 to July 2006. Mr. Arves brings nearly 30 years of transportation experience to his role as Director, including 17 years of P & L experience and 10 years as a Division President or Chief Executive Officer.

Robert C. Griffin has served as a Director since July 2005. His career spans over 25 years in the financial sector, including Head of Investment Banking Americas and Management Committee Member for Barclay’s Capital from

2000 to 2002. Prior to that, Mr. Griffin served as the Global Head of Financial Sponsor Coverage for Bank of America Securities from 1998 to 2000 and as Group Executive Vice President of Bank of America and a member of its Senior Management Committee from 1997 to 1998. Mr. Griffin served as a Director of Sunair Services Corporation from February 2008 to December 2009 as a member of their Audit Committee and Chairman of their Special Committee. Mr. Griffin currently serves as a Director of Builders FirstSource, Inc. where he is Chairman of the Audit Committee and Chairman of their Special Committee. Mr. Griffin brings strong financial expertise to our Board through his experience as an officer of a public company and his senior leadership tenure within the financial industry.

Richard A. Snell has served as a Director since August 2004 and as Chairman since March 2010. He has served as Chairman and Chief Executive Officer of Qualitor, Inc. since May 2005 and as an Operating Partner at Thayer Hidden Creek (“Thayer”) since 2003. Mr. Snell offers significant relevant senior leadership experience from his role as Chairman and Chief Executive Officer of Federal-Mogul Corporation, an automotive parts manufacturer, where he served from 1996 to 2000, and as Chief Executive Officer at Tenneco Automotive, also an automotive parts manufacturer, where he was employed from 1987 to 1996. Mr. Snell currently serves as a Director of Schneider National, Inc., a multi-national trucking company, as a member of their Compensation and Governance Committees. In 2001, subsequent to Mr. Snell’s resignation, Federal-Mogul filed a voluntary petition for reorganization under the federal bankruptcy laws.

Directors Continuing in Office

Class I Directors

David R. Bovee has served as a Director since October 2004. Mr. Bovee served as Vice President and Chief Financial Officer of Dura Automotive Systems, Inc. (“Dura”) from January 2001 to March 2005 and from November 1990 to May 1997. In October 2006, subsequent to Mr. Bovee’s 2005 retirement, Dura filed a voluntary petition for reorganization under the federal bankruptcy laws. From May 1997 until January 2001, Mr. Bovee served as Vice President of Business Development for Dura. Mr. Bovee also served as Assistant Secretary for Dura. Prior to joining Dura, Mr. Bovee served as Vice President at Wickes in its Automotive Group from 1987 to 1990. Mr. Bovee’s relevant experience includes more than 10 years as a Chief Financial Officer and 15 years as an executive officer of a major automotive supplier, and nearly 10 years of experience in a publicly traded company. Mr. Bovee’s career spans 32 years in the manufacturing and transportation sectors, servicing a footprint similar to CVG. Mr. Bovee has spent his entire career in finance roles, which suits him well to his position on the Audit Committee.

Scott D. Rued has served as a Director since February 2001 and Chairman from April 2002 to March 2010. He brings more than 15 years of industry experience and a ten year history with Commercial Vehicle Group. Mr. Rued brings broad-based governance experience as a director for six companies between 1992 and 2010, and served for three of them in the capacity of Chairman. Since August 2003, Mr. Rued has served as a Managing Partner of Thayer Hidden Creek. Prior to joining Thayer, Mr. Rued served as President and Chief Executive Officer of Hidden Creek Industries (“Hidden Creek”) from May 2000 to August 2003. From January 1994 through April 2000, Mr. Rued served as Executive Vice President and Chief Financial Officer of Hidden Creek. Mr. Rued is a former Director of Dura Automotive. Mr. Rued also currently serves as a Director of Suntron Corporation.

The terms of Messrs. Bovee and Rued expire at the 2011 Annual Meeting.

Class II Directors

Mervin Dunn has served as a Director since August 2004 and as our President and Chief Executive Officer since June 2002. Mr. Dunn’s tenure with Commercial Vehicle Group dates back to October 1999 when he served as President of Trim Systems through June 2002. From 1998 to 1999, Mr. Dunn served as the President and Chief Executive Officer of Bliss Technologies, a heavy metal stamping company. Mr. Dunn also spent 10 years with Arvin Industries from 1988 to 1998 in a number of key leadership roles, including Vice President of Operating Systems (Arvin North America), Vice President of Quality, and President of Arvin Ride Control. Mr. Dunn served in a number of management positions in engineering and quality assurance, including Division Quality Manager, at

Johnson Controls Automotive Group. Mr. Dunn also has engineering and quality management experience with Hyster Corporation, a manufacturer of heavy lift trucks. Mr. Dunn currently serves as a Director and a member of the Compensation Committee of Transdigm Group, Inc. Mr. Dunn has spent his entire career in management positions within the automotive and transportation sectors. He brings a lifetime of manufacturing experience to his leadership role within the Company and on the Board.

S.A. (“Tony”) Johnson has served as a Director since September 2000. Mr. Johnson brings more than 30 years of executive experience to his role on the Board, including his current position as a Managing Partner of OG Partners, a private industrial management company where he has served since 2004. Mr. Johnson served as the Chairman of Hidden Creek from May 2001 to May 2004 and from 1989 to May 2001 was its President and Chief Executive Officer. Prior to forming Hidden Creek, Mr. Johnson served from 1985 to 1989 as Chief Operating Officer of Pentair, Inc., a diversified industrial company. Prior to 2005, Mr. Johnson served as a Director of Saleen, Inc., and Dura Automotive. Mr. Johnson served as a Director of Tower Automotive from 1993 to 2007. Mr. Johnson also currently serves as a Director of Cooper-Standard Automotive, Inc.

John W. Kessler has served as a Director since August 2008. Mr. Kessler has been the owner of the John W. Kessler Company, a real estate development company, since 1972 and Chairman of The New Albany Company, a real estate development company, since 1988. Mr. Kessler is a past chairman of The Ohio State University Board of Trustees, the Ohio Public Works Commission, the Columbus Museum of Art, the United Way of Central Ohio and the Greater Columbus Chamber of Commerce. Mr. Kessler served as a Director of JP Morgan Chase & Co. from 1986 to 2006. Mr. Kessler currently sits on the Board of Directors of Abercrombie & Fitch Co., where he serves as the Executive Committee Chairman and previously served as a member of the Compensation Committee and the Nominating and Board Governance Committees. Mr. Kessler brings a diverse governance background to CVG, having served on a number of Boards spanning several industries including retail, service, education and non-profit.

The terms of Messrs. Dunn, Johnson and Kessler expire at the 2012 Annual Meeting.

Corporate Governance

Independent Directors and Leadership Structure

The Board has determined that Messrs. Arves, Bovee, Griffin, Johnson, Kessler, Rued and Snell are “independent” directors, as independence is defined in Rule 5605(a)(2) of the NASDAQ Stock Market LLC (NASDAQ) marketplace rules. The Board has not adopted categorical standards in making its determination of independence and instead relies on standards set forth in the NASDAQ marketplace rules. In making this determination, the Board considered all provisions of the definition in the standards set forth in the NASDAQ marketplace rules, and in Mr. Rued’s case, that Mr. Rued is Chairman of the Board of Group Transportation Services Holdings, Inc. (“GTS”) and Managing Partner of the controlling shareholder of GTS. GTS is a third party logistics and freight management company that manages a portion of our freight and logistics program and administers our payments to additional third-party service providers. For the year ended December 31, 2009, we made payments to GTS of approximately $11.6 million, which consisted primarily of payments from us for other third-party service providers, and the balance of which consisted of approximately $0.6 million of fees for GTS’s services. These fees represented less than 2% of GTS’s revenues for 2009. Accordingly, the Board determined that this was not a material business relationship between Mr. Rued and CVG and determined that Mr. Rued is an independent director. Each member of the Audit Committee of the Board meets the heightened independence standards required for audit committee members under the NASDAQ marketplace rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

Our Board structure provides for an independent, non-executive chairman whose principal responsibility for our Company is leading the Board, thereby allowing our chief executive officer to focus on running our Company. We are confident that this structure is optimal at this time as it allows the chief executive officer to devote his full attention and energy to the challenges of managing the business while the chairman facilitates board activities and the flow of information between management and directors.

Our Board has seven independent members and only one non-independent member, the chief executive officer. Collectively, these individuals offer decades of relevant industry expertise, executive management experience and governance expertise. A number of our independent board members also serve, or have served, as members of senior management or as directors of other public companies. We have three board committees consisting entirely of independent directors, each of which is chaired by a different director. We believe the independence and background of the individuals who comprise our Board, along with the oversight of a non-executive chairman, offers our company and our shareholders diverse leadership and governance experience across various business sectors, including manufacturing, transportation, logistics, finance and retail.

Our independent directors hold regularly scheduled meetings in executive session, at which only independent directors are present. As provided in our Nominating and Corporate Governance Committee charter, the Chairman of the Nominating and Corporate Governance Committee, Mr. Griffin, serves as chairman of the meetings of the independent directors in executive session. Stockholders and third parties may communicate with our independent directors through the Chairman of the Nominating and Corporate Governance Committee, c/o Chad M. Utrup, Chief Financial Officer, 7800 Walton Parkway, New Albany, Ohio 43054. During 2009, our independent directors met in executive session three times. Since fiscal year end, our independent directors have met in executive session one time.

We will continue to review and examine our corporate governance policies and leadership structure on an annual basis in light of our changing needs.

The Role of the Board of Directors in Risk Oversight

As provided in our Audit Committee Charter, the Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the full Board. The Audit Committee reviews and evaluates our risk management policies with respect to our business strategy, capital strength and overall risk tolerance. On a periodic basis, the Audit Committee evaluates and discusses with management our risk assessment and risk management policies, including the internal system to review operational risks, procedures for investment and trading and safeguards to ensure compliance with procedures. The Audit Committee reports regularly to the full Board about these matters. The Audit Committee and the full Board consider our risk profile and focus on the most significant risk factors facing us to ensure that all material risks are identified and appropriate risk mitigation measures are implemented. The Audit Committee and the full Board work directly with management to oversee the day-to-day application of risk management policies and protocols, including controls over cash and investments, currency exposures and interest rate and commodities risks.

Meetings of the Board and its Committees

The Board held eight meetings during fiscal 2009. The Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each director is expected to attend each meeting of the Board and those committees on which he serves. In addition to meetings, the Board and its committees review and act upon matters through written consent procedures. Each of the directors attended 75% or more of the total number of meetings of the Board and the total number of meetings held by all committees for which they served, except Mr. Kessler was unable to attend two of the five meetings of the compensation committee held in 2009 and one of the two Nominating and Corporate Governance Committee meetings held in 2009.

The Board has a policy that members of the Board are encouraged to attend the annual meetings of stockholders. All of the directors who were then serving on the Board attended the 2009 Annual Meeting of Stockholders.

Audit Committee

Our Audit Committee is comprised of Messrs. Arves, Bovee (Chairman) and Griffin, of whom all are independent under the heightened independence standard required for audit committee members by the NASDAQ marketplace rules and Rule 10A-3 under the Exchange Act. Mr. Bovee has been named as our “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. The Audit Committee is responsible for: (1) the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged for the purpose of preparing and issuing an audit report; (2) reviewing the independence of the independent registered public accounting firm and taking, or recommending that our Board take, appropriate action to oversee their independence; (3) approving, in advance, all audit and non-audit services to be performed by the independent registered public accounting firm; (4) overseeing our accounting and financial reporting processes and the audits of our financial statements; (5) establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal control or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; (6) engaging independent counsel and other advisors as the Audit Committee deems necessary; (7) determining compensation of the independent registered public accounting firm, compensation of advisors hired by the Audit Committee and ordinary administrative expenses; (8) reviewing and assessing the adequacy of our formal written charter on an annual basis; and (9) handling such other matters that are specifically delegated to the audit committee by our Board from time to time. Our Board adopted a written charter for our Audit Committee, which is posted on our web site at www.cvgrp.com. Deloitte & Touche LLP currently serves as our independent registered public accounting firm. The Audit Committee met nine times during fiscal 2009.

Compensation Committee

Our Compensation Committee is comprised of Messrs. Arves, Johnson, Kessler and Snell (Chairman), of whom, all are independent, as independence is defined by Rule 5605(a)(2) of the NASDAQ marketplace rules. The Compensation Committee is responsible for: (1) determining, or recommending to our Board for determination, the compensation and benefits of all of our executive officers; (2) reviewing our compensation and benefit plans to ensure that they meet corporate objectives; (3) administering our stock plans and other incentive compensation plans; and (4) such other matters that are specifically delegated to the Compensation Committee by our Board from time to time. Our Board adopted a written charter for our Compensation Committee, which is posted on our web site at www.cvgrp.com. The Compensation Committee met five times during fiscal 2009.

Compensation Committee Interaction with Compensation Consultants

During 2007, the Compensation Committee engaged Pearl Meyer & Partners (“PM&P”) to assist with its review of the compensation programs for our executive officers and the preparation of various aspects of this proxy statement. The Compensation Committee continues to retain PM&P in an advisory capacity relating to executive compensation, including the preparation of this proxy statement. Although the Compensation Committee retains PM&P, PM&P interacts directly with our executive officers when necessary and appropriate.

Compensation Committee Interaction With Management

Certain of our executive officers, including the Chief Executive Officer, Chief Financial Officer and Vice President of Corporate Human Resources, may from time to time attend Compensation Committee meetings when executive compensation, company performance, team performance and individual performance are discussed and evaluated by Compensation Committee members. The executive officers are asked for their insights, ideas and recommendations on executive compensation matters during these meetings or at other times, and also provide updates on financial performance, mergers and acquisitions, industry status and other factors that may impact executive compensation.

The Board Chairman met with the Chief Executive Officer in the first quarter of 2010 to review his performance for 2009 based on a performance appraisal completed in December 2009 by all of the non-management Board members.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Griffin (Chairman), Johnson and Kessler, of whom, all are independent, as independence is defined by Rule 5605(a)(2) of the NASDAQ marketplace rules. The Nominating and Corporate Governance Committee is responsible for: (1) selecting, or recommending to our Board for selection, nominees for election to our Board; (2) making recommendations to our Board regarding the size and composition of the Board, committee structure and makeup and retirement procedures affecting Board members; (3) monitoring our performance in meeting our obligations of fairness in internal and external matters and our principles of corporate governance; and (4) such other matters that are specifically delegated to the Nominating and Corporate Governance Committee by our Board from time to time. Our Board adopted a written charter for our Nominating and Corporate Governance Committee, which is posted on our web site at www.cvgrp.com. The Nominating and Corporate Governance Committee met two times during fiscal 2009.

The Nominating and Corporate Governance Committee will consider as potential nominees individuals properly recommended by stockholders. Recommendations concerning individuals proposed for consideration should be addressed to the Nominating and Corporate Governance Committee, c/o Chad M. Utrup, Chief Financial Officer, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, OH 43054. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration, and a statement that the person has agreed to serve if nominated and elected. Stockholders who themselves wish to effectively nominate a person for election to the Board, as contrasted with recommending a potential nominee to the Nominating and Corporate Governance Committee for its consideration, are required to comply with the advance notice and other requirements set forth in our by-laws.

The Nominating and Corporate Governance Committee has used, to date, an informal process to identify potential candidates for nomination as directors. Candidates for nomination have been recommended by an executive officer or director, and considered by the Nominating and Corporate Governance Committee and the Board. Generally, candidates have significant industry experience and have been known to one or more of the Board members. As noted above, the Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for the Board. The Nominating and Corporate Governance Committee has established criteria that identify desirable experience for prospective Board members, including experience as a senior officer in a public or substantial private company, breadth of knowledge about issues affecting CVG or our industry and expertise in finance, logistics, manufacturing or marketing, as well as geographic, cultural and other forms of diversity. While the Nominating and Corporate Governance Committee does not have a formal diversity policy with respect to nominees, the Nominating and Corporate Governance Committee shares our commitment to an inclusive culture and endorses equal opportunity principles and practices that support these values. Accordingly, the Nominating and Corporate Governance Committee may consider whether a potential nominee, if elected, assists in achieving a mix of board members that represent a diversity of background and experience. The Nominating and Corporate Governance Committee believes that the backgrounds and qualifications of its directors, as a group, should provide a broad mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The Nominating and Corporate Governance Committee is committed to nondiscrimination in its selection practices and makes decisions solely on the basis of skills, qualifications and experience. Desired personal attributes for prospective Board members include integrity and sound ethical character, absence of legal or regulatory impediments, absence of conflicts of interest, demonstrated track record of achievement, ability to act in an oversight capacity, appreciation for the issues confronting a public company, adequate time to devote to the Board and its committees and willingness to assume broad/fiduciary responsibilities on behalf of all stockholders. The Nominating and Corporate Governance Committee does not evaluate potential nominees for director differently based on whether they are recommended to the Nominating and Corporate Governance Committee by officers or directors of CVG or by a stockholder. The Nominating and Corporate Governance Committee considers a director’s past attendance record, participation and contribution to the Board in considering whether to recommend the reelection of such director.

Compensation Policies and Practices

Our philosophy behind our compensation structure for incentive eligible employees does not create risks that are likely to have a material adverse effect on the Company. Specific goals and objectives are tied to new product development, revenue growth and strategic initiatives to encourage assertiveness and ingenuity. Incentive payment eligibility is primarily triggered by EBITDA, defined as earnings before interest, taxes, depreciation and amortization, as adjusted, which inhibits unnecessary risk taking.

Communication with the Board of Directors

Stockholders and other interested parties may communicate with the Board, including the independent directors, by sending written communications to the directors c/o Chad M. Utrup, Chief Financial Officer,

Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, Ohio 43054. All such communications will be forwarded to the directors.

Company Code of Ethics

The Board has adopted a Code of Ethics that applies to the Company’s directors, officers and employees. A copy of the Code of Ethics is posted on our web site at www.cvgrp.com. If we waive any provision of our Code of Ethics or change the Code of Ethics, we will disclose that fact on our website within four business days.

Insider Trading Policy

In connection with our initial public offering, we adopted a corporate policy regarding insider trading and Section 16 reporting that applies to our directors, executive officers and employees. This policy prohibits trading in our common stock under certain circumstances, including while in possession of material, non-public information about us.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.

Vote Required

The three persons receiving the highest number of FOR votes represented by shares present in person or represented by proxy at the annual meeting will be elected.

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2010. In making the decision to reappoint the independent registered public accounting firm, the Audit Committee has considered whether the provision of the non-audit services rendered by Deloitte & Touche LLP is incompatible with maintaining that firm’s independence.

Stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our by-laws or other applicable legal requirement. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the appointment of Deloitte & Touche LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders. Even if the appointment of Deloitte & Touche LLP is ratified, the Audit Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year if it determines that such an appointment would be in the best interests of us and our stockholders. It is expected that a representative of Deloitte & Touche LLP will be present at the annual meeting, with the opportunity to make a statement if he so desires, and will be available to answer appropriate questions.

Principal Accountant Fees and Services

For fiscal years 2009 and 2008, the following fees were billed to us for the indicated services:

	2009	2008

Audit Fees	$1,357,977	$1,624,448
Audit-Related Fees	—	—
Tax Fees	359,427	773,840
All Other Fees	—	14,679

Total Independent Accountant’s Fees	$1,717,404	$2,412,967

Audit Fees.  Consist of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.  Consist of fees billed for services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits and due diligence in connection with acquisitions, attest services that are not required by statute or regulation and accounting consultations on proposed transactions.

Tax Fees.  Consist of fees billed for professional services for tax compliance, tax consultation and tax planning. These services include assistance regarding federal, state and international tax compliance, customs and duties, mergers and acquisitions and international tax planning.

All Other Fees.  Consist of fees for products and services other than the services reported above.

Policy on Audit Committee Pre-Approval and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

During fiscal 2009, all services by Deloitte & Touche LLP were pre-approved by the Audit Committee in accordance with this policy.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

Vote Requirement

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2010 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise noted, the following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 17, 2010 by: (1) each of the named executive officers in the Summary Compensation Table; (2) each of our directors and director nominees; (3) all directors and executive officers as a group; and (4) each person or entity known to us to be the beneficial owner of more than five percent of our outstanding shares of common stock. All information with respect to beneficial ownership has been furnished to us by the respective director, director nominee, executive officer or five percent beneficial owner, as the case may be. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to the number of shares set forth opposite his or its name.

The following table lists the number of shares and percentage of shares beneficially owned based on 23,882,165 shares of common stock outstanding as of March 17, 2010, and a total of 507,858 common stock options currently exercisable or exercisable by our directors and executive officers as a group within 60 days of March 17, 2010. Beneficial ownership of the common stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 17, 2010 are deemed outstanding and beneficially owned by the person holding such options for the purpose of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage

5% Stockholders:
Arnold B. Siemer(1)	3,219,930	13.5%
FMR LLC(2)	2,272,670	9.5%
Dimensional Fund Advisors LP(3)	1,402,955	5.9%
Directors and Named Executive Officers:
Mervin Dunn(4)	634,883	2.7%
Chad M. Utrup(5)	263,444	1.1%
Scott D. Rued(6)	250,537	1.0%
Gerald L. Armstrong(7)	209,424	*
Kevin R.L. Frailey(8)	113,374	*
W. Gordon Boyd(9)	98,534	*
S.A. Johnson (10)	80,092	*
Scott C. Arves(11)	63,200	*
Richard A. Snell(12)	36,700	*
Robert C. Griffin(13)	33,200	*
David R. Bovee(14)	32,100	*
John W. Kessler(15)	19,200	*
All directors and executive officers as a group (13 persons)	1,916,331	8.0%

*	Denotes less than one percent.

(1)	Information reported is based on a Schedule 13G/A as filed with the Securities and Exchange Commission on February 12, 2010, on which Arnold B. Siemer reported sole voting and dispositive power over 3,219,930 shares of our common stock. The address for Mr. Siemer is 150 E. Campus View Blvd., Ste. 250, Columbus, OH 43235.

(2)	Information reported is based on a Schedule 13G/A as filed with the Securities and Exchange Commission on February 16, 2010, on which FMR LLC reported sole voting power over 187,650 shares of our common stock and sole dispositive power over 2,272,670 shares of our common stock. According to the Schedule 13G/A, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,085,020 shares of our common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Small Cap Growth Fund, amounted to 1,139,964 shares of our common stock. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 2,085,020 shares owned by the Funds. The address for FMR LLC, Fidelity, Fidelity Small Cap Growth Fund and Edward C. Johnson 3d is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)	Information reported is based on a Schedule 13G/A as filed with the Securities and Exchange Commission on February 8, 2010, on which Dimensional Fund Advisors LP reported sole voting power over 1,382,873 shares of our common stock and sole dispositive power over 1,402,955 shares of our common stock. According to the Schedule 13G/A, Dimensional Fund Advisors LP, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are referred to as the “Funds.” In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional Fund Advisors LP or its subsidiaries (“Dimensional”) possesses voting and/or investment power over the shares that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. According to the Schedule 13G/A, all shares reported are owned by the Funds, and Dimensional disclaims beneficial ownership of such securities. The address for Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(4)	Includes 285,383 shares issuable upon exercise of currently exercisable options. Includes 17,666 shares of restricted stock that vest on October 20, 2010; 82,666 shares of restricted stock that vest in two equal installments on October 20, 2010 and 2011; and 100,000 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2010.

(5)	Includes 95,682 shares issuable upon exercise of currently exercisable options. Includes 9,000 shares of restricted stock that vest on October 20, 2010; 42,666 shares of restricted stock that vest in two equal installments on October 20, 2010 and 2011; and 52,000 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2010.

(6)	Includes 60,000 shares issuable upon exercise of currently exercisable options. Includes 3,000 shares of restricted stock that vest on October 20, 2010; 7,066 shares of restricted stock that vest in two equal installments on October 20, 2010 and 2011; and 8,600 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2010.

(7)	Includes 66,793 shares issuable upon exercise of currently exercisable options. Includes 9,000 shares of restricted stock that vest on October 20, 2010; 42,666 shares of restricted stock that vest in two equal installments on October 20, 2010 and 2011; and 41,000 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2010.

(8)	Includes 7,000 shares of restricted stock that vest on October 20, 2010; 33,333 shares of restricted stock that vest in two equal installments on October 20, 2010 and 2011; and 41,000 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2010.

(9)	Includes 7,000 shares of restricted stock that vest on October 20, 2010; 33,333 shares of restricted stock that vest in two equal installments on October 20, 2010 and 2011; and 41,000 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2010.

(10)	Includes 1,500 shares of restricted stock that vest on October 20, 2010; 7,066 shares of restricted stock that vest in two equal installments on October 20, 2010 and 2011; and 8,600 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2010.

(11)	Includes 1,500 shares of restricted stock that vest on October 20, 2010; 7,066 shares of restricted stock that vest in two equal installments on October 20, 2010 and 2011; and 8,600 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2010.

(12)	Includes 1,500 shares of restricted stock that vest on October 20, 2010; 7,066 shares of restricted stock that vest in two equal installments on October 20, 2010 and 2011; and 8,600 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2010. Of these shares, 31,700 shares are held by the Snell Family Limited Partnership, of which Mr. Snell is a general partner, and 5,000 shares are held in trust for the benefit of Mr. Snell’s children.

(13)	Includes 1,500 shares of restricted stock that vest on October 20, 2010; 7,066 shares of restricted stock that vest in two equal installments on October 20, 2010 and 2011; and 8,600 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2010.

(14)	Includes 1,500 shares of restricted stock that vest on October 20, 2010; 7,066 shares of restricted stock that vest in two equal installments on October 20, 2010 and 2011; and 8,600 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2010.

(15)	Includes 7,066 shares of restricted stock that vest in two equal annual installments on October 20, 2010 and 2011; and 8,600 shares of restricted stock that vest in three equal annual installments commencing on October 20, 2010.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Summary

Our compensation programs are designed to promote the achievement of both short and long term business goals in addition to supporting the need to recruit, retain and motivate the critical talent we depend on for future growth and long term success, which benefits our company and our stockholders.

A portion of our business is driven by worldwide demand for heavy trucks. Since 2007, demand has been negatively impacted by a combination of U.S. emissions standards and the general and worldwide economic downturn. In response, we changed our executive compensation practices in 2009.

In light of the global economic crisis and the continued downturn in our end markets, the Compensation Committee (for purposes of this Compensation Discussion and Analysis, the “Committee”) took the following compensation actions for 2009:

•	Management recommended, and the Committee agreed, that there would be no merit increases in base salary for executives in 2009;

•	Management further volunteered a 10% salary reduction, which was implemented in February and continued for the remainder of 2009;

•	The Committee elected not to adopt a 2009 Bonus Plan or pay any discretionary bonuses in 2009 due to the volatility in the current economic environment and our end markets;

•	The Committee approved specific measurable performance objectives for 2009 for the named executive offers; and

•	The Committee approved an increase in the value of restricted shares awarded in 2009 given the full year performance of the stock to support our goal of aligning compensation to our long-term growth and success, and to shift a portion of total compensation from short-term cash to long-term equity compensation.

Compensation Philosophy, Objectives and Process

Compensation Philosophy and Objectives

Our executive compensation program is designed to align total compensation with our overall performance, while at the same time serving to attract and retain key executive officers who have a significant strategic impact on our success. Each executive officer has a significant portion of total compensation which is at-risk in any given year and each executive officer receives equity grants which serve to align their interests with those of stockholders.

The specific objectives of our executive compensation program are to:

•	Attract and retain qualified executives who will contribute to our long-term success;

•	Link executive compensation to the achievement of our operational, financial and strategic objectives; and

•	Link executive compensation with each executive’s individual performance and level of responsibility.

Our Compensation Committee has structured executive compensation based on these objectives, while also considering current economic and business conditions. Our executive compensation program generally includes annual and long-term incentive programs and provides for cash and equity-based awards, as well as salary and benefit programs that are competitive within our industry.

We typically set performance targets under our annual cash incentive compensation program so that executive officers receive their targeted annual compensation if our pre-determined performance targets are achieved. When performance exceeds the pre-determined performance targets, then total executive compensation will be above this targeted compensation, and when performance is below the pre-determined performance targets, then total executive compensation will be below the targeted compensation. We did not have an annual bonus plan in

2009, as part of our efforts to reduce costs during the ongoing worldwide recession and continued downturn in the commercial vehicle market.

Compensation Process

The Committee is responsible for:

•	Reviewing the performance of the Chief Executive Officer on an annual basis;

•	Reviewing and approving the compensation of the Chief Executive Officer and all other executive officers;

•	Reviewing our compensation policies and programs to ensure they are aligned with corporate objectives;

•	Overseeing the design and administration of our equity-based and incentive compensation plans, including the Third Amended and Restated Equity Incentive Plan (the “Equity Plan”) and the Management Stock Option Plan (the “2004 Stock Option Plan”);

•	Reviewing and approving this report on executive compensation for inclusion in our annual proxy statement; and

•	Other matters, from time to time, as designated by the Committee charter or our Board.

The Committee considers the following factors, listed in order of importance, as part of the process by which it makes executive compensation determinations:

•	Our actual versus targeted EBITDA, defined as earnings before interest, taxes, depreciation and amortization, as adjusted, which the Committee believes is a key factor in creating stockholder value;

•	Achievement of certain financial and operational outcomes which, in the judgment of the Committee, contributed to our overall success for the particular year in question;

•	An overall evaluation of the success of the named executive officers as a team, reflecting a key cultural consideration in how we are managed, as discussed in more detail below; and

•	The competitiveness of executive compensation as compared to compensation surveys compiled by Pearl Meyer & Partners (“PM&P”), an independent executive compensation firm. This analysis is performed on a periodic basis by PM&P, with the last analysis completed in 2007, based on general manufacturing companies of comparable size.

Compensation Structure

Compensation Levels and Benchmarking

The Committee has engaged PM&P to assist with a review and analysis of compensation data for comparable positions in similarly sized general manufacturing companies, as published in executive compensation surveys. The 2007 analysis prepared by PM&P includes data from five executive compensation surveys, each of which includes several hundred companies. The examination and comparison of this data is an important component of the Committee’s review but does not serve as the sole basis for compensation decisions.

In light of the fact that no base salary adjustments or bonus payments were planned for 2009, the Committee agreed to forego the expense of an updated analysis by PM&P. While the Committee considered the compensation data from the compensation surveys, they did not rely on it in making compensation decisions for 2009. The Committee expects to update this analysis in 2010.

Notwithstanding the economic conditions that prevailed in 2009, the Committee maintains a compensation philosophy that targets overall compensation for key executives between the 50th and 75th percentile of overall compensation paid to similarly situated executive officers in general manufacturing companies of comparable size as necessary to attract and retain high caliber executives in a highly competitive industry, with a long term equity-based compensation formula aligned with financial and stock price performance that links directly to stockholder interests.

Compensation Elements — Overview

The three principal compensation components for our named executive officers are:

•	Salary

•	Annual Incentive Compensation

•	Long-term Incentive Compensation

In addition, certain executive officers are party to Change-in-Control & Non-Competition Agreements that provide payments to executives upon certain termination events. We have provided these agreements for the executive officers to encourage retention and continuity in the event of a Change-in-Control. We also have a program of executive perquisites, described in the accompanying tables and narrative disclosures to this Compensation Discussion and Analysis, and retirement benefits discussed below. The Committee believes the use of perquisites provides an important retention element in a competitive market for the named executive officers, primarily based on the programs of similar companies.

Compensation Mix

We use the principal components of compensation described above to provide at-risk compensation, retention value and an equity interest to match stockholder interests. Our policy for allocating between fixed and incentive compensation and between cash and equity-based awards is based on the following general principles:

•	The more senior the executive officer, the larger the proportion of the executive officer’s total compensation will be in the form of incentive compensation. This concept is consistent with our belief that such executive officers have a greater influence on our financial and stock price performance.

•	Each executive officer has a significant proportion of total compensation in the form of long-term compensation.

•	Achieving a balance between annual and long-term equity compensation in relation to total compensation.

Our executive officers’ compensation is structured to be weighted heavily towards incentive compensation programs that provide for compensation based on our annual and long-term performance. The Committee believes that this weighting motivates executive officers to undertake tasks and achieve results that support the creation of long-term stockholder value.

For 2009, the compensation mix for each named executive officer was as follows:

			Equity-Based
		Salary as	Awards as
		% of Total	% of Total
Executive	Title	Compensation	Compensation

Mervin Dunn	President and Chief Executive Officer	53%	47%
Chad M. Utrup	Chief Financial Officer	52%	48%
Gerald L. Armstrong	President and General Manager of Cab Systems	59%	41%
W. Gordon Boyd	President of Seating Systems	66%	34%
Kevin R.L. Frailey	Executive Vice President and General Manager of Electrical Systems	52%	48%

Note: Equity-based award percentages are based on the actual grant date fair value of the shares of restricted stock granted on November 19, 2009. These amounts are shown on the 2009 Summary Compensation Table and the 2009 Grants of Plan-Based Awards Table on page 25 for each named executive officer.

The value of equity-based awards increased in 2009, both as a percentage of total compensation and as a dollar amount for each of the executive officers. Our stock price increased in 2009 as compared to 2008, which resulted in restricted stock grants in 2009 with a grant value of $5.25 per share (the closing price per share of our common stock on the NASDAQ Global Select Market on the grant date), compared to restricted stock grants in 2008 with a grant date value of $1.17 per share (the closing stock price per share of our common stock on the NASDAQ Global Select market on the grant date). The Committee awarded restricted stock with a total value greater than the value of the awards in 2008, in part because the Committee had elected not to adopt a 2009 Bonus Plan.

The relationship of base salary to long-term incentive compensation varies depending upon each executive officer’s prior experience and time in the industry. Mr. Boyd’s salary is significantly above median salaries of similarly situated officers as shown in the compensation surveys and is set based on his employment agreement which we assumed upon acquisition of his prior company.

Compensation Elements — Programs

Salary

We provide a salary to our executive officers to compensate them for their services during the year. Salaries are designed primarily to promote retention of existing executive officers, and in the case of a new hire, to attract new executive talent. The Committee sets salaries based on the executive officer’s roles and responsibilities, experience, expertise and individual performance during their tenure. Salaries are reviewed annually by the Committee and adjustments are based on the factors noted above as well as input from the Chief Executive Officer and data from the compensation surveys discussed in detail above. However, there is no specific formula applied to the factors noted above and new salaries are set based on the Committee’s discretion and judgment.

With the support of the Committee, our executive officers agreed to forego merit increases for 2009 and further volunteered to reduce their base salaries by 10% as of February 23, 2009 as part of our ongoing efforts to align costs with the expected decline in our end markets. Mr. Frailey, while subject to the same merit increase freeze and salary reduction, did receive a promotional increase of $23,400 in January 2009 in connection with his promotion to Executive Vice President and General Manager of Electrical Systems.

At its meeting on November 19, 2009, the Committee reviewed the executive officers’ salaries and decided to reinstate the executive officers’ base salaries as of January 2010 to the levels prior to the 10% reduction taken in February 2009. The Committee further decided that there would be no salary increases for executive officers beginning in January 2010.

Mr. Boyd’s salary is paid in British pound sterling and the salary we report for him in U.S. dollars is impacted by currency exchange rates.

With the exception of Mr. Boyd, the Committee believes the senior executive salaries are consistent with the salaries paid to similarly situated executive officers in the competitive market in the aggregate, based on compensation surveys of general manufacturing companies, in accordance with our compensation philosophy. Mr. Boyd’s salary is higher than the targeted market level, but his overall target compensation level is consistent with that of our other executive officers.

The base salaries for each named executive officer as in effect on January 1, 2009 were as follows:

•	Mervin Dunn — $649,002

•	Chad M. Utrup — $329,909

•	Gerald L. Armstrong — $346,091

•	W. Gordon Boyd — $444,614

•	Kevin R.L. Frailey — $257,400

After the 10% reduction in base salaries in effect from February 23, 2009 to December 31, 2009, the base salaries for each named executive officer were as follows:

•	Mervin Dunn — $584,102

•	Chad M. Utrup — $296,918

•	Gerald L. Armstrong — $311,482

•	W. Gordon Boyd — $400,153

•	Kevin R.L. Frailey — $231,660

Annual Incentive Compensation

Annual incentive compensation is designed to reward executive officers for our annual financial performance and for achieving certain individual performance goals. Annual target incentive payments are determined initially as a percentage of each executive officer’s salary for the fiscal year, and the payment of target incentive amounts depends on the achievement of pre-determined financial performance targets and individual performance goals. Individual performance goals may, from time to time, at the Committee’s discretion, have an impact on incentive payments, based on input from the Chief Executive Officer.

On March 10, 2009, the Committee elected not to adopt a 2009 Bonus Plan as a result of the volatility in the current economic environment and our end markets. At the time, the Committee indicated they might consider a discretionary bonus for 2009 if deemed appropriate based on our overall performance and individual performance for the year ended December 31, 2009. On March 8, 2010, management recommended and the Committee agreed, to forego discretionary bonuses for 2009, but adopted the Commercial Vehicle Group 2010 Bonus Plan (“2010 Plan”). The 2010 Plan is based on achieving certain financial targets and specific individual goals and objectives. Each of our executive officers is eligible to participate in the 2010 Plan. The target incentive bonus opportunity under the 2010 Plan for Mr. Dunn was set at 75% of his base salary. The target incentive bonus opportunity for Messrs. Utrup, Armstrong and Frailey was set at 50% of their respective base salaries. The target incentive bonus opportunity for Mr. Boyd was set at 20% of his base salary. These target bonus incentive opportunities are consistent with the target incentive bonus opportunity levels for the named executive officers in years prior to 2009.

Long-Term Incentives

The Equity Plan is designed to focus and reward executive officers’ efforts towards the long-term growth and future success of the Company. The Equity Plan permits grants of various types of equity-based awards, including stock options, stock-settled stock appreciation rights, restricted stock, restricted stock units, performance shares and units, and other equity-based and cash awards, at the discretion of the Committee. The range of equity awards provides the Committee flexibility to grant an appropriate type of award under different circumstances, depending on our needs and the relative importance of compensation objectives as they change year after year.

Historically, we awarded stock options to executive officers as our sole form of equity compensation. Since 2005 we have granted only equity-based awards in the form of time-based restricted stock, which vests ratably over three years. This change reduced the level of dilution incurred by us as a result of granting only stock options.

The Committee continues to believe restricted stock is the most appropriate form of equity compensation because it serves as a retention incentive for the current management team. The Committee also believes granting restricted stock aligns the executive officers’ interests with those of stockholders, as the executive officers will realize greater or lesser value based on stock price changes during the vesting period which will parallel those of stockholders over the same time period.

On November 19, 2009, the Committee awarded restricted stock to the named executive officers with a grant date value greater than the grant date value of restricted stock awards made in 2008 and more consistent with the intended levels for equity-based compensation expressed in our executive compensation philosophy. This outcome was caused by the increase in our stock price from 2008, which resulted in restricted stock grants in 2009 with a grant date value of $5.25 per share (the closing price per share of our common stock on the NASDAQ Global Select Market on the grant date), compared to restricted stock grants in 2008 with a grant date value of $1.17 per share (the closing price per share of our common stock on the NASDAQ Global Select Market on the grant date). The Committee believes the grants were appropriate in light of the performance of the stock and the voluntary base salary reductions and lack of bonus for 2009.

Conclusion

Total compensation for 2009 in the aggregate for the named executive officers was below the 25th percentile of the competitive data derived from the compensation surveys discussed above. This is significantly below our targeted compensation level between the 50th and 75th percentile of the competitive data derived from the compensation surveys. These outcomes were the result of not having an annual bonus plan for 2009 and decreases in salaries, offset by the increase in the value of our restricted stock awards. The Committee believed this overall pay outcome was appropriate given our financial and stock price performance in 2009.

The overall compensation outcomes for 2009 are listed below:

•	The named executive officers’ total compensation (the total of salary, annual incentive payments and the grant date value of long-term incentives awarded) increased on average by approximately 9% from 2008 to 2009, following a decrease on average of approximately 24% from 2007 to 2008.

•	Total incentive payments (the total of annual and long-term incentives) increased by approximately 54%, offset by the voluntary salary concessions as detailed above.

•	Cash compensation (the total of salaries plus annual incentives) decreased by approximately 29% in 2009 (reflecting lower salaries and no annual cash incentives), while equity compensation increased by approximately 250%, primarily as a result of significant improvement in our stock price.

These outcomes were driven primarily by the substantial improvement in stock price performance in 2009 and were deemed appropriate by the Committee in the context of our financial and stock price performance.

Timing of Equity Grants

We did not grant any stock options or stock appreciation rights during 2009. We do not have a program in place at this time related to the timing and pricing of stock options in coordination with the release of material non-public information.

The Committee approved grants of restricted stock on November 19, 2009. For purposes of accounting, the restricted stock grants were valued at the closing share price that day of $5.25. Our Chief Executive Officer and the other executive officers did not play a role in the Committee’s decision on the timing of the 2009 restricted stock grants. Following Committee approval of the grants, our Human Resources and Finance Departments administered the grants made under the Equity Incentive Plan.

Adjustment or Recovery of Awards

We do not maintain any specific plans or policies that provide for the adjustment or recovery of awards if certain performance levels are restated.

Consideration of Prior Amounts Realized

The Committee does not consider prior stock compensation gains in setting future compensation levels. The Committee believes this outcome works to further our philosophy of providing future opportunities to executive officers in exchange for our future financial and stockholder return performance.

Post-Termination Payments

Change-in-Control and Severance Payments

Each of the named executive officers is party to a Change-in-Control & Non-Competition Agreement (a “Change-in-Control Agreement”), which specifies severance payments in the event of certain terminations both before and following a Change-in-Control of the Company. We entered into amendments to the Change-in-Control

Agreements with each of the named executive officers, to comply with the requirements of Section 409A of the Internal Revenue Code. The Change-in-Control Agreements generally provide the following:

Mr. Dunn

•	Termination without “Cause” in absence of Change-in-Control: Continued payment of base salary in accordance with CVG’s payroll practices in effect at the time of the employment separation for 24 months following such termination.

•	Termination without “Cause” or for “Good Reason” within 13 months of a Change-in-Control: (1) A lump sum amount equal to two times the sum of the executive’s base salary, which for this purpose includes car allowance, plus average three-year annual incentive, (2) earned but unpaid incentive compensation, (3) immediate vesting of all stock options and restricted stock and (4) continued employee benefits (including medical benefits) for a 24-month period.

•	Non-compete and non-solicitation provisions that continue for 24 months following termination of employment.

•	Tax gross up payments, if any, made by us to the executive officer in connection with a Change-in-Control are subject to an excise tax.

Messrs. Armstrong, Boyd, Frailey and Utrup

•	Termination without “Cause” in absence of Change-in-Control: Continued payment of base salary in accordance with CVG’s payroll practices in effect at the time of the employment separation for 12 months following such termination.

•	Termination without “Cause” or for “Good Reason” within 13 months of a Change-in-Control: (1) A lump sum amount equal to one times the sum of the executive’s base salary, which for this purpose includes car allowance, plus average three-year annual incentive, (2) earned but unpaid incentive compensation, (3) immediate vesting of all stock options and restricted stock and (4) continued employee benefits (including medical benefits) for a 12-month period.

•	Non-compete and non-solicitation provisions that continue for 12 months following termination of employment.

•	Tax gross up payments, if any, made by us to the executive officer in connection with a Change-in-Control are subject to an excise tax.

Payments under the Change-in-Control Agreements are subject to applicable delay periods for benefits that constitute nonqualified deferred compensation under Section 409A of the Internal Revenue Code.

As defined in the Change-in-Control Agreements,

“Cause” generally means (1) dishonesty in carrying out company business; (2) engaging in acts injurious to us; (3) willful failure to follow Board directives; (4) illegal conduct or gross misconduct; (5) breach of the Change-in-Control Agreement; (6) violation of code of business ethics; or (7) a felony or certain misdemeanors.

“Good Reason” means (1) a material change in duties and responsibilities; (2) reduction in base salary or failure to increase salary following a change-in-control; (3) relocation outside the Columbus, Ohio metropolitan area; (4) material reduction of incentive opportunities; (5) failure to provide substantially similar benefits following a Change-in-Control; (6) failure of successor to assume the Agreement; (7) request that executive engage in illegal conduct; or (8) breach of Agreement.

“Change-in-Control” means (1) change in more than 50% of beneficial ownership of CVG; (2) change in more than a majority of voting shares following any transaction; (3) change in more than half of the Board over a two-year period; or (4) sale of substantially all of our assets.

The amounts that result from these various events are set forth below in the section entitled “Potential Payments upon Termination or Change-in-Control.” The Committee believes the use of these agreements provides an important retention incentive for the named executive officers primarily in the context of potential corporate transactions. The Committee also believes the provisions of the Change-in-Control Agreements are comparable to standard provisions of such agreements for executive officers in the competitive market, based primarily on their experiences at similar companies.

Retirement Plans

We sponsor a number of tax-qualified employee savings and retirement plans, (collectively the “401(k) Plan”) that cover most employees who satisfy certain eligibility requirements relating to minimum age and length of service. Under the 401(k) Plan, eligible employees, including all of the named executive officers with the exception of Mr. Boyd, who is a resident of the United Kingdom, currently may elect to contribute between 1% and 6% of their annual compensation and receive a Company matching contribution of 50% of the employee contribution. The Company match is discretionary and the employee contributions and the Company match are subject to certain statutory limitations. As part of our cost savings initiatives, we suspended the Company match on the 401(k) Plan in March 2009. The matches received by the named executive officers, other than Mr. Boyd, in 2009 are set forth below in the “All Other Compensation” column of the “Summary Compensation Table.” The 401(k) Plan and the non-qualified Deferred Compensation Plan represent the only sources of retirement income provided by us for the named executive officers other than Mr. Boyd. The Company match on the 401(k) Plan was subsequently restored in January 2010.

Mr. Boyd was a participant in two pension plans during 2009. These plans include the Commercial Vehicle Group, Inc. Pension Plan for Mayflower Vehicle Systems Salaried Employees (the “Mayflower Plan”), which was frozen as of March 31, 2006. The Mayflower Plan is a defined-benefit plan from which Mr. Boyd is not eligible for payments until July 1, 2012. Such payments will be made based on compensation and years of service.

In addition, Mr. Boyd enrolled in the KAB Seating 2003 Group Personal Pension Plan (the “KAB Seating Plan”) on April 1, 2006. The KAB Seating Plan is a defined-contribution plan in which Mr. Boyd will become eligible for payouts at the normal retirement age of 65 (June 21, 2012). He is also eligible for early retirement payouts from age 50 although the benefits, which are determined by the amount of money accumulated in the participant’s fund, will be significantly lower on early retirement.

Detailed present value amounts under each of the above named pension plans in which Mr. Boyd participates are set forth below in the “Pension Benefits Table,” with changes in year-end lump sum values carried forward to the “Summary Compensation Table.”

Deferred Compensation Plan

We implemented the Deferred Compensation Plan (the “Deferred Plan”) in 2006 for certain executive officers and employees primarily for the purpose of retention and recruitment. The Deferred Plan allows for pre-tax deferrals of compensation and provides for the assets to accumulate on a tax-deferred basis for the purpose of supplementing retirement income. Eligible participants may defer up to 80% of their base salary and/or up to 100% of their eligible bonus as well as amounts equal to any refund they receive from the tax-qualified 401(k) Plan due to discrimination testing. Election deferrals must be made annually and before the compensation is earned. Participants make elections on the length of the deferral period at the same time they make the deferral election. Participants make investment choices from a selection of investment options similar to the 401(k) Plan. We match deferrals at the rate of 50% on the first 6% of the participant’s total cash compensation. Our match vests based on years of service with 33% vesting after one year, 66% after two years, and 100% after three years. Distributions may be made as a lump sum or annual installments over periods of up to 15 years as determined at the time of deferral by the participant. Additional distribution events are termination of employment, disability, death, unforeseeable emergency, or a change-in-control.

Stock Ownership Guidelines and Hedging Policies

We encourage our executive officers to own shares by providing significant annual equity opportunities as described above.

We maintain a policy that prohibits executive officers from holding our securities in a margin account or pledging our securities as collateral for a loan. An executive officer may seek prior approval from us to pledge securities as collateral for a loan (but not for margin accounts) if the executive officer can demonstrate the financial capacity to repay the loan without resorting to the pledged securities.

Impact of Tax and Accounting Considerations

In general, the Committee takes into account the various tax and accounting implications of the components of our compensation program.

Section 162(m) of the Internal Revenue Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to certain executive officers. Exceptions are made for qualified performance-based compensation, among other things. It is the Committee’s policy to maximize the effectiveness of our executive compensation plans in this regard.

The components of compensation, including salaries, annual incentives, exercised stock options and vested restricted stock are tax deductible to the extent that they are less than $1 million for each named executive officer in a given year. Compensation associated with exercising of the 2004 stock options issued is excluded from this limitation since these options were issued pursuant to a compensation plan that existed prior to CVG being publicly held. CVG did not receive a tax deduction for compensation amounts that totaled more than $1 million per officer in 2009.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2009 Annual Report on Form 10-K and this Proxy Statement.

Scott C. Arves
S.A. Johnson
John W. Kessler
Richard A. Snell (Chairman)

The following table summarizes the compensation of the named executive officers for the years ending December 31, 2009, 2008 and 2007. The named executive officers are the Company’s chief executive officer, chief financial officer and three other most highly compensated officers ranked by their total compensation in the table below:

2009 Summary Compensation Table

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
			Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	Salary ($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	($)	($)

Mervin Dunn	2009	582,854	525,000	—	—	12,018	140,459	1,260,330
President and Chief	2008	649,002	145,080	—	243,376	—	126,397	1,163,855
Executive Officer	2007	624,000	710,200	—	—	559	131,782	1,466,541
Chad M. Utrup	2009	296,918	273,000	—	—	9,014	44,559	623,491
Chief Financial Officer	2008	329,909	74,880	—	82,477	—	59,074	546,340
Officer	2007	317,200	361,800	—	—	101	55,098	734,199
Gerald L. Armstrong	2009	314,144	215,250	—	—	6,685	53,567	589,646
President and General	2008	346,091	74,880	—	86,523	—	55,898	563,392
Manager of Cab Systems	2007	332,800	361,800	—	—	345	38,141	733,086
W. Gordon Boyd(5)	2009	411,268	215,250	—	—	22,242	24,396	673,156
President of Seating	2008	529,263	58,500	—	52,926	35,187	25,864	701,740
Systems	2007	547,006	281,400	—	—	49,464	23,540	901,410
Kevin R.L. Frailey	2009	231,660	215,250	—	—	16,199	40,627	503,736
Executive Vice President and	2008	234,000	58,500	—	58,500	—	35,457	386,457
General Manager of Electrical Systems	2007	207,686	281,400	—	—	—	26,169	515,255

(1)	Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into the Commercial Vehicle Group, Inc. Deferred Compensation Plan. Amounts shown for 2009 reflect the voluntary 10% reduction in salary for the named executive officers in 2009.

(2)	Amounts shown for 2009 represent the aggregate value of the restricted stock based on the closing price of $5.25 on the grant date. Amounts shown for 2008 represent the aggregate value of the restricted stock based on the closing price of $1.17 on the grant date. Amounts shown for 2007 represent the aggregate value of the restricted stock based on the closing price of $13.40 on the grant date.

(3)	There was no bonus plan in 2009. Amounts shown for 2008 represent incentive payments made in 2009 under the Commercial Vehicle Group 2008 Bonus Plan. No payments were made under the 2007 Bonus Plan.

(4)	Represents above-market earnings in Deferred Compensation Plan for Messrs. Dunn, Utrup, Armstrong and Frailey. See the “2009 Deferred Compensation Table” below. Represents an estimate of the increase in actuarial present value of the accrued benefits payable to Mr. Boyd under two pension programs. See the “2009 Pension Benefits Table” below.

(5)	Amounts paid to Mr. Boyd for 2009 have been translated into U.S. dollars at a rate of $1.5631 = £1.00, the average exchange rate during the year ended December 31, 2009. Amounts paid to Mr. Boyd for 2008 have been translated into U.S. dollars at a rate of $1.8607 = £1.00, the average exchange rate during the year ended December 31, 2008. Amounts paid to Mr. Boyd for 2007 have been translated into U.S. dollars at a rate of $2.0022 = £1.00, the average exchange rate during the year ended December 31, 2007.

The following table provides information regarding the value of other compensation, benefits and perquisites provided to the named executive officers in 2009:

2009 All Other Compensation Table

		Company
		Contributions
		to Deferred
	Insurance	Compensation			Executive
	Premiums	and 401(k) Plans	Car Allowance	Club Dues	Plane Usage	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Mervin Dunn	54,525	27,745	25,000	9,369	23,820	140,459
Chad M. Utrup	8,974	10,758	15,600	9,227	—	44,559
Gerald L. Armstrong	25,472	6,907	15,600	5,589	—	53,567
W. Gordon Boyd(6)	12,906	—	11,490	—	—	24,396
Kevin R.L. Frailey	16,547	9,822	8,400	5,858	—	40,627

(1)	Insurance premiums include executive life insurance, health-related reimbursements and health-related fees paid by us. Amount for Mr. Dunn reflects $6,760 in life insurance premiums and an associated tax gross-up of $5,493; $38,200 in health-related reimbursements and $4,072 in health-related fees. Amount for Mr. Utrup reflects $1,350 in life insurance premiums and an associated tax gross-up of $1,097, $5,706 in health-related reimbursements and $821in health-related fees. Amount for Mr. Armstrong reflects $1,170 in life insurance premiums and an associated tax gross-up of $951; $21,001 in health-related reimbursements and $2,350 in health-related fees. Amount for Mr. Boyd represents health-related fees for coverage in the U.S. and does not include any tax gross-up. Amount for Mr. Frailey reflects $14,815 in health-related reimbursements and $1,732 in health-related fees.

(2)	Represents our contribution equal to 50% on the first 6% of the participant’s contribution relating to our Deferred Compensation Plan and 401(k) Plans. The amounts shown include the portion of the 401(k) Plans contribution matched through the suspension date of January 26, 2009.

(3)	Represents an annual car allowance for each of Messrs. Dunn, Utrup, Armstrong, and Frailey. The amount shown in the table for Mr. Boyd is the estimated annual lease cost for a company car owned by us and used by Mr. Boyd.

(4)	Amount for Mr. Dunn represents $7,840 in club dues and an associated tax gross-up of $1,529. Amount for Mr. Utrup represents $7,645 in club dues and an associated tax gross-up of $1,583. Amount for Mr. Armstrong represents $4,099 in club dues and an associated tax gross-up of $1,489. Amount for Mr. Frailey represents $4,099 in club dues and an associated tax gross-up of $1,759. Mr. Boyd is not eligible for this perquisite.

(5)	We calculate the estimated incremental cost to us for personal use of our plane based on the amount reported as income to the executive for income tax reporting purposes. The estimated cost of personal aircraft usage by the named executive officers is determined in accordance with federal tax regulations. The incremental cost to us is determined by compiling the total cost of operating the aircraft. In addition to fixed costs, the total cost of operating the aircraft includes variable expenses such as fuel, equipment repair, supplies, pilot lodging, meals and transportation, airport services and aircraft catering. The amount shown for Mr. Dunn represents $13,142 in usage cost and an associated tax gross-up of $10,678. Messrs. Utrup, Armstrong, Boyd and Frailey did not elect to use this perquisite in 2009.

(6)	Amounts paid to Mr. Boyd for 2009 have been translated into United States dollars at a rate of $1.5631 = £1.00, the average exchange rate during the year ended December 31, 2009.

The following table provides information regarding restricted stock awards granted under the Third Amended and Restated Equity Incentive Plan in 2009.

2009 Grants of Plan-Based Awards Table

		All Other
		Stock Awards:	Grant Date
		Number of	Fair Value of
	Grant	Shares of Stock	Stock Awards
Name	Date	or Units (#)(1)	($)(2)

Mervin Dunn	11/19/2009	100,000	525,000
Chad M. Utrup	11/19/2009	52,000	273,000
Gerald L. Armstrong	11/19/2009	41,000	215,250
W. Gordon Boyd	11/19/2009	41,000	215,250
Kevin R.L. Frailey	11/19/2009	41,000	215,250

(1)	Represents the restricted stock awarded on November 19, 2009. The shares vest ratably each October 20 over three years, beginning October 20, 2010.

(2)	Represents the aggregate value of the restricted stock based on the closing price of $5.25 on the grant date.

The following table shows the number of shares covered by exercisable and unexercisable stock options and unvested restricted stock held by the named executive officers on December 31, 2009:

2009 Outstanding Equity Awards at Fiscal Year-End Table

		Option Awards
				Equity
				Incentive
				Plan Awards:
		Number of	Number of	Number of
		Securities	Securities	Securities
		Underlying	Underlying	Underlying
		Unexercised	Unexercised	Unexercised	Option
		Options	Options	Unearned	Exercise	Option
		(#)	(#)	Options	Price	Expiration
Name	Note	Exercisable	Unexercisable	(#)	($)	Date

Mervin Dunn	(1)	115,383	—	—	5.54	4/30/2014
	(2)	170,000	—	—	15.84	10/20/2014
Chad M. Utrup	(1)	35,682	—	—	5.54	4/30/2014
	(2)	60,000	—	—	15.84	10/20/2014
Gerald L. Armstrong	(1)	6,793	—	—	5.54	4/30/2014
	(2)	60,000	—	—	15.84	10/20/2014
W. Gordon Boyd		—	—	—	—	—
Kevin R.L. Frailey		—	—	—	—	—

		Stock Awards
					Equity
					Incentive
				Equity Incentive	Plan Awards:
				Plan Awards:	Market or
			Market	Number of	Payout Value
		Number of	Value of	Unearned	of Unearned
		Shares or	Shares or	Shares, Units	Shares, Units
		Units of	Units of	or Other	or Other
		Stock That	Stock That	Rights That	Rights That
		Have Not	Have Not	Have Not	Have Not
		Vested	Vested	Vested	Vested
Name	Note	(#)	($)(3)	(#)	($)

Mervin Dunn	(4)	17,666	105,819	—	—
	(5)	82,666	495,169	—	—
	(6)	100,000	599,000	—	—
Chad M. Utrup	(4)	9,000	53,910	—	—
	(5)	42,666	255,569	—	—
	(6)	52,000	311,480	—	—
Gerald L. Armstrong	(4)	9,000	53,910	—	—
	(5)	42,666	255,569	—	—
	(6)	41,000	245,590	—	—
W. Gordon Boyd	(4)	7,000	41,930	—	—
	(5)	33,333	199,665	—	—
	(6)	41,000	245,590	—	—
Kevin R.L. Frailey	(4)	7,000	41,930	—	—
	(5)	33,333	199,665	—	—
	(6)	41,000	245,590	—	—

(1)	Stock options granted in May 2004.

(2)	Stock options granted in October 2004.

(3)	Calculated using the closing stock price of $5.99 on December 31, 2009.

(4)	Restricted stock granted in October 2007, which vests on October 20, 2010.

(5)	Restricted stock granted in November 2008, which vests in two equal installments on October 20, 2010 and 2011.

(6)	Restricted stock granted in November 2009, which vests in three equal installments on October 20, 2010, 2011 and 2012.

The table below shows the number of shares of CVG’s common stock acquired by the named executive officers upon the exercise of options and the vesting of restricted stock during 2009.

2009 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)(1)

Mervin Dunn	—	—	70,667	532,829
Chad M. Utrup	—	—	36,166	272,692
Gerald L. Armstrong	—	—	36,166	272,692
W. Gordon Boyd	—	—	28,667	216,149
Kevin R.L. Frailey	—	—	26,999	203,572

(1)	Calculated using the closing stock price of $7.54 on October 20, 2009.

The table below quantifies the benefits expected to be paid to Mr. Boyd from the Commercial Vehicle Group, Inc. Pension Plan for Mayflower Vehicle Systems Salaried Employees (the “Mayflower Plan”) and the KAB Seating 2003 Group Personal Pension Plan (“KAB Seating Plan”). No other named executive officer receives a pension benefit.

2009 Pension Benefits Table

		Number of
		Years	Present Value	Payments
		Credited	of Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)

W. Gordon Boyd	Mayflower Plan	1.70	58,321	—
	KAB Seating 2003 Group Personal Pension Plan(1)	N/A	115,976	—

(1)	Amounts for this plan were calculated using an exchange rate of $1.5631 to £1.00, the average exchange rate during the year ended December 31, 2009.

The Mayflower Plan was frozen on March 31, 2006 for new participants and future benefit accruals. Mr. Boyd had met the conditions of eligibility of one year of service and attaining age 21. The vesting requirement is five years of service. Mr. Boyd became 100% vested in the benefit when the Mayflower Plan was frozen on March 31, 2006 even though he did not yet meet the vesting requirement, per federal regulations.

Mr. Boyd’s monthly retirement benefit is based on his frozen accrued benefit. The retirement benefit formula is equal to the sum of:

1.	1.25% of the participant’s average monthly compensation up to $833.33, multiplied by the participant’s total number of periods of service; plus

2.	1.75% of such average monthly compensation in excess of $833.33;

3.	Multiplied by the participant’s total number of periods of service, computed to the nearest cent.

Periods of service are calculated to the nearest 1/10th of a year and shall not exceed 30 years. Normal retirement date is the first of the month after the participant turns age 65. A participant may elect an early retirement but the benefit will be actuarially reduced. The retirement benefit calculated above is converted to a current present value for the purposes of the Pension Benefit Table.

We make annual contributions to the Mayflower Plan to fund the cost as required by federal regulations. We are required to make certain actuarial assumptions to calculate the obligations and expenses of the Mayflower Plan, including assumptions on the discount rate and expected long-term rate of return on plan assets. The assumptions are summarized in Note 15 in the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. The assumptions are determined based on current market conditions, historical information, and consultation with and input from our actuaries.

Mr. Boyd joined the KAB Seating Plan on April 1, 2006. Mr. Boyd contributes 4% of his monthly salary into this plan and this amount is matched, up to 4% by us. As part of our cost savings initiatives, we froze the Company match on the KAB Seating Plan in March 2009. In 2009, we matched $10,448 of Mr. Boyd’s contributions, which is reflected in the present value of accumulated benefit in the table above. There are no vesting requirements in this plan and Mr. Boyd can take early retirement under the rules of the plan from age 50, using the money contained in his fund to purchase a pension at the time of his retirement. Normal retirement age for this plan is at age 65. The Company match on the KAB Seating Plan was subsequently reinstated in January 2010.

The following table shows the executive contributions, Company matching contributions, earnings and account balances for the named executive officers in the Commercial Vehicle Group, Inc. Deferred Compensation Plan (the “Deferred Plan”), an unfunded, unsecured deferred compensation plan. Under the plan, the Company matches 50% of the first six percent of both salary and earned bonus. Please refer to “Retirement Payments” in the “Compensation Discussion and Analysis” for a detailed description of the Deferred Plan.

2009 Deferred Compensation Table

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance at
	in Last Fiscal	in Last	in Last	Withdrawals /	Last Fiscal
	Year	Fiscal Year	Fiscal Year	Distributions	Year-End
Name	($)	($)	($)	($)	($)(6)

Mervin Dunn(1)	48,675	26,189	53,011	—	319,318
Chad M. Utrup(2)	16,495	9,961	23,406	—	103,627
Gerald L Armstrong(3)	12,978	6,489	25,189	—	124,462
W. Gordon Boyd(4)	—	—	—	—	—
Kevin R.L Frailey(5)	20,253	8,957	46,763	—	193,871

(1)	Mr. Dunn elected to defer $48,675 of his bonus earned in 2008 and paid in 2009. This amount was reported as compensation in the Summary Compensation Table for 2008. Registrant contributions of $26,189 was reported as other compensation in the Summary Compensation Table for 2009. Of this amount, $1,852 was earned in 2008 and credited to Mr. Dunn’s account in early 2009. Of the aggregate balance at last fiscal year-end, $3,939 was reported as compensation in the Summary Compensation Table for 2008, and $132,035 was reported as compensation in the Summary Compensation Table for 2007.

(2)	Mr. Utrup elected to defer $16,495 of his bonus earned in 2008 and paid in 2009. This amount was reported as compensation in the Summary Compensation Table for 2008. Registrant contributions of $9,961 was reported as other compensation in the Summary Compensation Table for 2009. Of this amount, $1,713 was earned in 2008 and credited to Mr. Utrup’s account in early 2009. Of the aggregate balance at last fiscal year-end, $3,645 was reported as compensation in the Summary Compensation Table for 2008 and $65,654 was reported as compensation in the Summary Compensation Table for 2007.

(3)	Mr. Armstrong elected to defer $12,978 of his bonus earned in 2008 and paid in 2009. This amount was reported in the Summary Compensation Table for 2008. Registrant contributions of $6,489 was reported as other compensation in the Summary Compensation Table for 2009. Of the aggregate balance at last fiscal year-end, $25,471 was reported as compensation in the Summary Compensation Table for 2008 and $51,878 was reported as compensation in the Summary Compensation Table for 2007.

(4)	Mr. Boyd was not eligible to participate in this plan as he is not a U.S. citizen.

(5)	Mr. Frailey elected to defer $5,850 of his bonus earned in 2008 and paid in 2009 and 6% of his salary plus car allowance for 2009 under the Deferred Plan. Of this amount, $5,850 was reported as compensation in the Summary Compensation Table for 2008 and $14,403 was reported as compensation in the Summary Compensation Table for 2009. Registrant contributions of $8,957 was reported as other compensation in the Summary Compensation Table for 2009. Of the aggregate balance at last fiscal year-end, $135,000 was reported as compensation in the Summary Compensation Table for 2008 and $11,848 was reported as compensation in the Summary Compensation Table for 2007.

(6)	All of the aggregate balances at last fiscal year-end were fully vested for each of the executives.

The table below shows the compensation payable to each named executive officer upon the occurrence of the following events: voluntary termination or involuntary for cause termination; early/normal retirement or death or disability; involuntary not for cause termination; and change-in-control and termination within thirteen months. The amounts shown assume that each event was effective as of December 31, 2009, and are estimates of the amounts which would be paid out to the named executive officers upon their termination. The actual amounts to be paid to each named executive officer can only be determined at the time of such person’s separation.

Potential Payments Upon Termination or Change-in-Control Table

	Voluntary
	Termination or	Early/Normal		Change-in-Control
	Involuntary	Retirement or	Involuntary	and Termination
	for Cause	Death or	not for Cause	Within
Executive	Termination	Disability	Termination	Thirteen Months

Mervin Dunn
Severance Payments(1)(2)	$—	$—	$1,165,707	$—
Salary Termination Benefit(3)	—	—	—	1,377,958
Executive Incentives(4)	—	—	—	109,050
Restricted Stock(5)	—	1,199,989	—	1,199,989
Benefit Continuation(6)	—	—	—	29,776
Legal Counsel Representation(7)	—	—	—	50,000

Totals(8)	$—	$1,199,989	$1,165,707	$2,766,772
Chad M. Utrup
Severance Payments(1)(2)	$—	$—	$296,918	$—
Salary Termination Benefit(3)	—	—	—	340,010
Executive Incentives(4)	—	—	—	8,974
Restricted Stock(5)	—	620,959	—	620,959
Benefit Continuation(6)	—	—	—	14,806
Legal Counsel Representation(7)	—	—	—	50,000

Totals(8)	$—	$620,959	$296,918	$1,034,750
Gerald L. Armstrong
Severance Payments(1)(2)	$—	$—	$314,144	$—
Salary Termination Benefit(3)	—	—	—	358,585
Executive Incentives(4)	—	—	—	25,472
Restricted Stock(5)	—	555,069	—	555,069
Benefit Continuation(6)	—	—	—	14,680
Legal Counsel Representation(7)	—	—	—	50,000

Totals(8)	$—	$555,069	$314,144	$1,003,806

	Voluntary
	Termination or	Early/Normal		Change-in-Control
	Involuntary	Retirement or	Involuntary	and Termination
	for Cause	Death or	not for Cause	Within
Executive	Termination	Disability	Termination	Thirteen Months

W. Gordon Boyd(9)
Severance Payments(1)(2)	$—	$—	$411,268	$—
Salary Termination Benefit(3)	—	—	—	440,400
Executive Incentives(4)	—	—	—	12,906
Restricted Stock(5)	—	487,185	—	487,185
Benefit Continuation(6)	—	—	—	12,906
Legal Counsel Representation(7)	—	—	—	50,000

Totals	$—	$487,185	$411,268	$1,003,396
Kevin R.L. Frailey
Severance Payments(1)(2)	$—	$—	$231,660	$—
Salary Termination Benefit(3)	—	—	—	259,560
Executive Incentives(4)	—	—	—	16,547
Restricted Stock(5)	—	487,185	—	487,185
Benefit Continuation(6)	—	—	—	14,888
Legal Counsel Representation(7)	—	—	—	50,000

Totals(8)	$—	$487,185	$231,660	$828,180

(1)	In the case of Mr. Dunn, represents base salary for an additional 24 months if Mr. Dunn’s employment is terminated without “Cause.” In the case of Messrs. Utrup, Armstrong, Boyd and Williams, represents base salary for an additional 12 months if their employment is terminated without “Cause.”

(2)	In the event of a Change-in-Control and termination within thirteen months, the named executive officers are entitled to earned but unpaid portion of incentive compensation. Typically, this amount would be the target bonus, rather than actual bonus, because the actual bonus amounts would not have been determined as of December 31st of each year. For 2009, the amount shown as estimated Severance Payments does not include any incentive compensation because there was no Bonus Plan for 2009. The unpaid earned compensation is payable within 15 days after termination of employment, but if the named executive officer is deemed to be a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code) on the date of termination of his employment, any severance payments that are considered deferred compensation subject to the requirements of Section 409A will be made on the earlier of (A) six months from the date of the named executive officer’s separation from service, and (B) the date of his death (the “delay period”). Upon the expiration of the delay period, all payments that would have been paid in the absence of such delay shall be paid to the named executive officer in a lump sum, and any remaining payments and benefits shall be paid or provided in accordance with his Change-in-Control Agreement.

(3)	In the event of a Change-in-Control and termination within thirteen months, the salary termination benefit for Mr. Dunn is equal to two times the amount of his current annual compensation, which is defined as the total of the base salary in effect at the time of termination, plus the average annual performance incentive award actually received by the executive over the last three fiscal years. For Messrs. Utrup, Armstrong, Boyd and Frailey, the salary termination benefit is equal to the amount of their current annual compensation, which is defined as the total of the base salary in effect at the time of termination, plus the average annual performance incentive award actually received by the executive over the last three fiscal years. For Messrs. Dunn, Utrup, Armstrong and Frailey, the salary termination benefit includes a car allowance. The current annual compensation does not include the value of any stock options granted or exercised, restricted stock awards granted or vested, or contributions to 401(k) or other qualified plans. One-half of the salary termination benefit is payable as a lump sum payment within 30 days of termination and one-half of the salary termination benefit is payable as severance pay in equal monthly payments commencing 30 days after termination of employment and ending on the date that is the earlier of two and one-half months after the end of the fiscal year in which termination occurred or death, but if the named executive officer is deemed to be a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code) on the date of termination of his employment, any severance payments that are considered deferred compensation subject to the requirements of Section 409A will be made on the earlier of (A) six months from the date of the named executive officer’s separation from service, and (B) the date of his death (the “delay period”). Upon the expiration of the delay period, all payments that would have been paid in the absence of such delay shall be paid to the named executive officer in a lump sum, and any remaining payments and benefits shall be paid or provided in accordance with his Change-in-Control Agreement.

(4)	Executive incentives for Mr. Dunn are equal to two times the amount of medical, financial and insurance coverage credited to him for 2009. Executive incentives for Messrs. Utrup, Armstrong, Boyd and Frailey are equal to the amount of medical, financial and insurance coverage credited to them for 2009.

(5)	The payments relating to restricted stock represent the value of unvested restricted stock as of December 31, 2009, calculated by multiplying the number of unvested shares of restricted stock as of December 31, 2009 by the closing market price of our common stock on December 31, 2009.

(6)	Represents any health, dental and vision insurance coverage provided at the time of termination of employment for a period of 24 months for Mr. Dunn and 12 months for Messrs. Utrup, Armstrong, Boyd and Frailey. The value is based upon the type of insurance coverage we carried for each named executive officer as of December 31, 2009 and is valued at the premiums in effect on January 1, 2010.

(7)	Represents maximum amount reimbursable for legal expenses in connection with enforcement of the Change-in-Control Agreement in the event of a dispute following a Change-in-Control.

(8)	In addition to these benefits, Messrs. Dunn, Utrup, Armstrong and Frailey would be entitled to the vested portion of their account balance under the Deferred Plan in the event of his termination of employment, death, disability or a Change-in-Control. See “2009 Deferred Compensation Table.”

(9)	Amounts have been translated until United States dollars at a rate of $1.5631 = £1.00, the average exchange rate during the year ended December 31, 2009.

The Company is obligated to pay the following pursuant to the named executive officers’ Change-in-Control Agreements:

Terminations due to death, disability, for “Cause” or voluntary termination — the named executive officer will receive the earned but unpaid portion of the base salary through the termination date.

For terminations by the Company without “Cause” prior to a Change-in-Control — the named executive officer will receive the earned but unpaid portion of base salary through the termination date plus base salary in accordance with CVG’s payroll practices in effect at the time of employment separation for an additional 24 months for Mr. Dunn and 12 months for Messrs. Utrup, Armstrong, Boyd or Frailey.

For without “Cause” or “Good Reason” terminations occurring at or within 13 months of a Change-in-Control — The named executive officer will receive the earned but unpaid portion of the base salary, credit for accrued but untaken vacation and the amount of any earned but unpaid bonus, incentive compensation or other fringe benefit through the date of termination. Mr. Dunn receives two times the amount of his current annual compensation, which is defined as the total of the base salary in effect at the time of termination, plus the average annual performance incentive actually received by the executive over the last three fiscal years. Mr. Dunn also receives the continuation of certain benefits as described in the table for a period of 24 months. The salary termination benefit for Messrs. Utrup, Armstrong, Boyd and Frailey is equal to one times the amount of their current annual compensation and certain benefits continuation for a period of 12 months.

Non-competition and non-solicitation provisions — pursuant to his Change-in-Control Agreement, Mr. Dunn has agreed not to compete with us, or solicit any of our employees, during the period in which he is employed by us and for a 24 month period thereafter. Pursuant to their Change-in-Control Agreements, each of Mr. Utrup, Armstrong, Boyd and Frailey has agreed not to compete with us, or solicit any of our employees, during the period in which he is employed by us and for a 12 month period thereafter.

Terms of Employment for Executive Officers

Each of our named executive officers located in the United States, Messrs. Dunn, Utrup, Armstrong and Frailey, is generally entitled to participate in the following Company benefit programs: car allowance; participation in management performance bonus plan; vacation in accordance with Company policy, except that Messrs., Dunn, Utrup, Armstrong and Frailey were originally entitled to vacation in excess of Company policy in effect at the time of hire; ten paid holidays per year; hospital/surgical/medical insurance; dental and vision insurance; participation in Company’s Executive Benefit Program; group life insurance and short term disability and long term disability coverage; participation in Company 401(k) Savings Plan; participation in Deferred Compensation Plan since adoption; relocation package in connection with the start of employment; and severance in accordance with the Company’s Change-in-Control and Non-Competition Agreement. Mr. Boyd, who is located in the United Kingdom, is entitled to participate in the following benefit programs of the Company: use of a company car; participation in management performance bonus plan; vacation in accordance with Company policy; holidays in accordance with KAB Seating schedule; medical coverage under the KAB Seating policy in the United Kingdom and the CVG plan in the United States; relocation package in connection with the start of employment; participation in the KAB Seating pension plan; life insurance policy; tax filing assistance; and severance in accordance with the Company’s Change-in-Control and Non-Competition Agreement.

Indemnification Agreements

In addition to the indemnification provided for in our certificate of incorporation, we have entered into separate indemnification agreements with each of our directors and certain named executive officers. These indemnification agreements require us, among other things, to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts, incurred by a director or executive officer in connection with the investigation, defense, settlement or appeal of any proceeding to which he was or is a party, or is threatened to be made a party or is involved, by reason of the fact that he is or was a director or executive officer. We believe that these provisions and agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

Director Compensation

We pay non-employee directors an annual retainer of $50,000 plus $5,000 to committee chairs. We pay our chairman an annual retainer of $100,000. We also compensate our non-employee directors through grants of restricted stock or options with exercise prices equal to or greater than the fair market value of the common stock on the grant date. In November 2009, we granted to each of Messrs. Arves, Bovee, Griffin, Johnson, Kessler, Rued and Snell 8,600 shares of restricted stock. All issuances of restricted stock vest in three equal installments beginning on October 20 of the year following their grant date and continuing for the subsequent two years. We also reimburse all directors for reasonable expenses incurred in attending Board and committee meetings. In March 2010, Mr. Snell became the Chairman of the Board.

The table below describes the compensation paid to non-employee directors. Mr. Dunn, a director and our President and Chief Executive Officer, receives no compensation for serving on our Board.

2009 Director Compensation Table

					Change
					in Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or	Stock	Option	Incentive Plan	Compensation	All Other
	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)(1)(2)	($)	($)	($)	($)	($)

Scott D. Rued	100,000	45,150	—	—	—	—	145,150
Scott C. Arves	50,000	45,150	—	—	—	—	95,150
David R. Bovee	55,000	45,150	—	—	—	—	100,150
Robert C. Griffin	55,000	45,150	—	—	—	—	100,150
S.A. Johnson	50,000	45,150	—	—	—	—	95,150
John W. Kessler	50,000	45,150	—	—	—	—	95,150
Richard A. Snell	55,000	45,150	—	—	—	—	100,150

(1)	Represents the aggregate value of the restricted stock based on the closing price of $5.25 on the grant date.

(2)	The following are the aggregate number of unvested restricted stock awards held by each of our non-employee directors as of December 31, 2009: Mr. Rued: 18,666; Messrs. Arves, Bovee, Griffin, Johnson and Snell: 17,166; and Mr. Kessler: 15,666. Mr. Rued held options to purchase 60,000 shares of our common stock as of December 31, 2009.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving on our Compensation Committee. No interlocking relationship exists between our Board or the Compensation Committee of any other company.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Options to purchase shares of our common stock have been granted to certain of our executives and key employees under our Third Amended and Restated Equity Incentive Plan and our 2004 Management Stock Option Plan. The following table summarizes the number of stock options granted, net of forfeitures and exercises, the weighted-average exercise price of such stock options and the number of securities remaining to be issued under all outstanding equity compensation plans as of December 31, 2009:

Number of
	Number of	Weighted-	Securities
	Securities to	average	Remaining
	be Issued	Exercise	Available for
	upon Exercise of	Price of	Future
	Outstanding	Outstanding	Issuance
	Options,	Options,	Under Equity
	Warrants and	Warrants	Compensation
	Rights	and Rights	Plans

Equity compensation plans approved by security holders:
Third Amended and Restated Equity Incentive Plan	475,351 (1)	$15.84	652,940
Management Stock Option Plan	210,358	$5.54	—
Equity compensation plans not approved by stockholders	—	—	—

Total	685,709	$12.68	652,940

(1)	Includes options granted under our Third Amended and Restated Equity Incentive Plan. Does not include 2,161,900 shares of restricted stock granted under our Third Amended and Restated Equity Incentive Plan, of which 1,226,519 shares had not vested as of December 31, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our management monitors related party transactions for potential conflicts of interest situations on an ongoing basis. Although we have not historically had formal policies and procedures regarding the review and approval of related party transactions, these transactions are generally reviewed and approved by the Board. Under the NASDAQ marketplace rules, we are required to conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be approved by our Audit Committee or another independent body of the Board. In accordance with the charter of the Audit Committee, the Audit Committee must review and approve all related party transactions. Our Code of Ethics provides that no director or executive officer may represent the interests of any party other than us (including personal interests) in any material transaction in which we and another party are involved.

Registration Agreement

Certain of our existing stockholders, including two of our directors, are party to a registration agreement. This agreement confers upon the parties thereto, who hold the majority of such stockholders’ shares of our common stock, the right to request up to five registrations of all or any part of their common stock on Form S-1 or any similar long-form registration statement or, if available, an unlimited number of registrations on Form S-2 or S-3 or any similar short-form registration statement, each at our expense.

In the event that the holders of these securities make such a demand registration request, all other parties to the registration agreement will be entitled to participate in such registration, subject to certain limitations. The registration agreement also grants to the parties thereto piggyback registration rights with respect to all other registrations by us and provides that we will pay all expenses related to such piggyback registrations.

Freight Services Arrangement with Group Transportation Services

In May 2008, we entered into a freight services arrangement with Group Transportation Services Holdings, Inc. (“GTS”), a third party logistics and freight management company. Under this arrangement, which was approved by our Audit Committee on April 29, 2008, GTS will manage a portion of the Company’s freight and logistics program as well as administer its payments to additional third party freight service providers. Scott D. Rued, a member of the Company’s Board of Directors, is Chairman of the Board of GTS and Managing Partner of Thayer Hidden Creek, the controlling shareholder of GTS, and Richard A. Snell, a member of our Board of Directors, is an Operating Partner of Thayer Hidden Creek. For the year ended December 31, 2009 and 2008, we made payments to GTS of approximately $11.6 million and approximately $9.5 million, which consisted primarily of payments from us for other third-party service providers, and the balance of which consisted of approximately $0.6 million and approximately $0.3 million of fees for GTS’s services, respectively. These fees represented less than 2.0% and less than 1.0% of GTS’s revenues for 2009 and 2008, respectively.

Employment of Related Persons

We employ the brother-in-law of Mervin Dunn, our President and Chief Executive Officer and a director. Phil May, Mr. Dunn’s brother-in-law, serves as our Chief Acoustics Engineer and was paid compensation equal to $118,615 in 2009, consisting of a base salary and car allowance, along with other employment benefits that are standard for employees at that management level. Mr. May’s compensation was established by us in accordance with our compensation practices applicable to employees with equivalent qualifications and responsibilities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (“SEC”). Officers, directors and greater than ten percent beneficial owners also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based on a review of such reports, we believe that during our last fiscal year, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except that W. Gordon Boyd filed a late Form 4 on October 28, 2009 to report the withholding of shares to satisfy a tax withholding obligation upon the vesting of restricted stock.

AUDIT COMMITTEE REPORT

This Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not be deemed filed under the Acts.

The Audit Committee is composed of three directors appointed by the Board, all of whom are independent under applicable NASDAQ marketplace rules. The Audit Committee operates under a written charter adopted by the Board in August 2004, a copy of which is posted on our website at www.cvgrp.com. The Audit Committee recommends to the Board the selection of the Company’s independent registered public accounting firm.

Management is responsible for the Company’s internal accounting and financial controls, the financial reporting process, and compliance with the Company’s legal and ethics programs. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuance of a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and report its findings to the full Board.

In this context, the Audit Committee has met and held discussions separately and jointly with each of management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, as amended “Communication with Audit Committees.”

In connection with new standards for independence of the Company’s independent registered public accounting firm promulgated by the SEC, during the Company’s 2009 fiscal year, the Audit Committee considered in advance of the provision of any non-audit services by the Company’s independent registered public accounting firm whether the provision of such services is compatible with maintaining such independence.

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm the firm’s independence.

Based on the Audit Committee’s discussion with management and the independent registered public accounting firm, its review of the representations of management and the report of the independent registered public accounting firm, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Scott C. Arves
David R. Bovee (Chairman)
Robert C. Griffin

SUBMISSION OF STOCKHOLDERS’ PROPOSALS AND ADDITIONAL INFORMATION

Proposals of stockholders intended to be eligible for inclusion in our proxy statement and proxy card relating to our 2011 annual meeting of stockholders must be received by us on or before the close of business December 3, 2010. Such proposals should be submitted by certified mail, return receipt requested.

The by-laws provide that a stockholder wishing to present a nomination for election of a director or to bring any other matter before an annual meeting of stockholders must give written notice to our Chief Financial Officer not less than 90 days prior to the first anniversary of the previous year’s annual meeting (provided that in the event that the annual meeting is scheduled to be held on a date more than 30 days prior to, or delayed by more than 60 days after such anniversary date, notice by the stockholder in order to be timely must be received not later than the later of the close of business 90 days prior to such annual meeting or the tenth day following the public announcement of such meeting) and that such notice must meet certain other requirements, including (a) with respect to director nominees, all information relating to such person that is required to be disclosed in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) the stockholder’s name and record address, the class or series and number of shares of capital stock which are owned beneficially or of record by such stockholder, a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nominations are to be made by such stockholder, a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and any other information relating to such stockholder that would be required to be disclosed in a proxy statement in connection with solicitations for proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. As a result, Stockholders who intend to present a proposal at the 2011 annual meeting without inclusion of such proposal in our proxy materials are required to provide notice of such proposal no later than February 12, 2011 (assuming the date of next year’s annual meeting is not more than 30 days prior to, or more than 60 days after, the anniversary of this year’s annual meeting). Our proxy related to the 2011 annual meeting will give discretionary voting authority to the proxy holders to vote with respect to any such proposal that is received by us after such date or any proposal received prior to that date if we advise stockholders in our 2011 proxy statement about the nature of the matter and how management intends to vote on such matter. Any stockholder interested in making such a nomination or proposal should request a copy of the by-laws from the Chief Financial Officer of CVG.

We will furnish without charge to each person whose proxy is being solicited, upon written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the Commission, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to Chad M. Utrup, Chief Financial Officer, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, Ohio 43054. Our Annual Report on Form 10-K can also be downloaded without charge from our website at www.cvgrp.com/proxy.

OTHER MATTERS

We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mail, our directors, officers and employees may solicit proxies by personal interview, telephone or telegram. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of common stock held of record by such persons, and we will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

The directors know of no other matters which are likely to be brought before the annual meeting, but if any such matters properly come before the meeting the persons named in the enclosed proxy, or their substitutes, will vote the proxy in accordance with their best judgment.

By Order of the Board of Directors

Chad M. Utrup
Chief Financial Officer

April 2, 2010

IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY.  EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 12, 2010.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/CVGI • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all Class III nominees listed and FOR Proposal 2.

1.	Election of Class III Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - Scott C. Arves	☐	☐	02 - Robert C. Griffin	☐	☐	03 - Richard A. Snell	☐	☐

		For	Against	Abstain

2.	Proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for Commercial Vehicle Group, Inc. for the fiscal year ending December 31, 2010.	☐	☐	☐

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Commercial Vehicle Group, Inc.

7800 Walton Parkway
New Albany, Ohio 43054
This Proxy Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Richard A. Snell and Mervin Dunn and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote as indicated herein all the shares of common stock of Commercial Vehicle Group, Inc. held of record by the undersigned at the close of business on March 17, 2010, at the annual meeting of stockholders to be held on May 13, 2010, or any postponements or adjournments thereof, with all the powers the undersigned would possess if then and there personally present.
By returning this proxy card you are conferring upon the proxies the authority to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof.
This proxy when properly executed will be voted on as specified by the stockholder. If no specifications are made, the proxy will be voted to elect the nominees described in Item 1 on the reverse side, FOR proposal 2 and with discretionary authority on all other matters that may properly come before the annual meeting or any postponements or adjournments thereof.
ALL STOCKHOLDERS ARE URGED TO VOTE THEIR PROXY AS EARLY AS POSSIBLE.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Proposals — The Board of Directors recommends a vote FOR all Class III nominees listed and FOR Proposal 2.

1.	Election of Class III Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - Scott C. Arves	☐	☐	02 - Robert C. Griffin	☐	☐	03 - Richard A. Snell	☐	☐

		For	Against	Abstain

2.	Proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for Commercial Vehicle Group, Inc. for the fiscal year ending December 31, 2010.	☐	☐	☐

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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■	1 U P X 0 2 4 3 5 3 2	+

<STOCK#>	01541C

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Commercial Vehicle Group, Inc.

7800 Walton Parkway
New Albany, Ohio 43054
This Proxy Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Richard A. Snell and Mervin Dunn and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote as indicated herein all the shares of common stock of Commercial Vehicle Group, Inc. held of record by the undersigned at the close of business on March 17, 2010, at the annual meeting of stockholders to be held on May 13, 2010, or any postponements or adjournments thereof, with all the powers the undersigned would possess if then and there personally present.
By returning this proxy card you are conferring upon the proxies the authority to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof.
This proxy when properly executed will be voted on as specified by the stockholder. If no specifications are made, the proxy will be voted to elect the nominees described in Item 1 on the reverse side, FOR proposal 2 and with discretionary authority on all other matters that may properly come before the annual meeting or any postponements or adjournments thereof.
ALL STOCKHOLDERS ARE URGED TO VOTE THEIR PROXY AS EARLY AS POSSIBLE.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE